Exhibit 99.1

TerraForm Global Announces Receipt of Nasdaq Letter

BETHESDA, Md., August 18, 2016 - TerraForm Global, Inc. (Nasdaq: GLBL), a global owner and operator of clean energy power plants, today announced that it received a notification letter on August 16, 2016 from a Director of Nasdaq Listing Qualifications. The notification letter stated that because TerraForm Global has not yet filed its Form 10-Q for the quarter ended June 30, 2016 (the “2Q2016 10-Q”), TerraForm Global is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission (the “SEC”).

Previously, following the submission by TerraForm Global to Nasdaq of a plan to regain compliance with Nasdaq’s continued listing requirements (the “Compliance Plan”), Nasdaq staff had granted TerraForm Global an exception until September 26, 2016 to file its delinquent Form 10-K for the year ended December 31, 2015, Form 10-Q for the period ended March 31, 2016 and all other subsequent required periodic financial reports that are due within that period. The notification letter stated that, as a result of TerraForm Global’s additional delinquency, TerraForm Global has until August 31, 2016 to submit an update to the Compliance Plan describing how it plans to regain compliance with Nasdaq’s continued listing requirements, including the filing of the 2Q2016 10-Q, and indicating the progress TerraForm Global has made towards implementing the Compliance Plan.

The Nasdaq notification letter has no immediate effect on the listing of TerraForm Global’s common stock on the Nasdaq Global Select Market.

About TerraForm Global

TerraForm Global is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Global creates value for its investors by owning and operating clean energy power plants in high-growth emerging markets. For more information about TerraForm Global, please visit: www.terraformglobal.com.

Contacts:

Investors:

Brett Prior
TerraForm Global
investors@terraform.com

Media:

Meaghan Repko / Joseph Sala / Nicholas Leasure
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449